NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 14, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 02, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between American Equity Investment Life Holding Company and Brookfield Asset Management Ltd. became effective on May 02, 2024. Each share of American Equity Investment Life Holding Company Common Stock will be converted into the right to receive (i) $38.85 per share in cash, without interest -AND- (ii) 0.45464 of a Class A Limited Voting Share of Brookfield Asset Management Ltd. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 03, 2024.